POWER OF ATTORNEY


       I, H. O. Woltz III, hereby grant Power of Attorney to the following individuals to sign forms on my behalf to be filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934: Scot R. Jafroodi, Elizabeth C. Southern and Sheila M. Spencer. This Power of Attorney shall remain effective so long as I am required to file reports under Section 16(a) by virtue of my directorship and employment with Insteel Industries Inc.


							/s/ H. O. Woltz III	8.15.2023
       H. O. Woltz III